                                                                    EXHIBIT 99.1

                                 Press Release

Multimedia Games Inc. Named as Defendant in Lawsuit

TULSA, Okla.--(BUSINESS WIRE)--June 9, 1998--Multimedia Games Inc. (MGAM), a Tulsa based company listed on the NASDAQ stock exchange (NASDAQ:MGAM - news). On June 8, 1998, the Company received a copy of a Summons and Class Action Complaint For Violations of Federal Securities Laws, that was filed on May 29, 1998, in the Federal District Court for the Southern District of California. Also named as defendants were Gordon T. Graves, the Company's Chairman of the Board, and Larry D. Montgomery, the Company's former President. The Complaint, which seeks an unspecified amount of damages on behalf of all similarly situated shareholders, alleges that the Company violated federal securities laws by making allegedly false and misleading statements regarding MegaMania, the Company's interactive, high speed, bingo game.

The legality of MegaMania, which is played in Indian bingo halls around the nation, is the subject of pending litigation between the Company and the Department of Justice following a December 31, 1997, civil forfeiture action by the U.S. Attorney for the Northern District of Oklahoma.

Gordon T. Graves, Chairman of the Board and Chief Executive Officer of the Company stated, "It's unfortunate that one of our shareholders has brought this action, particularly as we believe that the risks as to this matter were fully disclosed by the Company. We think that these claims lack merit and intend to vigorously defend ourselves. However, the cost of defending against the claims could be substantial."

Multimedia Games Inc., through its wholly owned subsidiary MegaBingo Inc., has exclusive contracts with over 50 Indian Nations to provide linked games that are integrated among multiple halls. Multimedia Games Inc., is the nation's leading provider of linked, high-stakes bingo games, electronic based interactive bingo games and associated data processing services and products to the Indian gaming industry.





                               Page 4 of 4 pages